UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2023

HPS CORPORATE LENDING FUND

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01431	87-6391045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 West 57th Street, 33rd Floor New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-287-6767

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On March 15, 2023, HPS Corporate Lending Fund (the “Fund”) entered into a Master Note Purchase Agreement (the “Note Purchase Agreement”) governing the issuance of $276 million in aggregate principal amount of its Series A Senior Notes, Tranche A (the “March 2026 Notes”) and $124 million in aggregate principal amount of its Series A Senior Notes, Tranche B (the “March 2028 Notes” and, together with the March 2026 Notes, the “Notes”) to institutional investors in a private placement. The March 2026 Notes have a fixed interest rate of 8.12% per annum and are due on March 15, 2026 and the March 2028 Notes have a fixed interest rate of 8.17% per annum and are due on March 15, 2028. Interest on the Notes will be due semiannually. These interest rates are subject to increase (up to a maximum increase of 2.00% above the stated rate for each of the March 2026 Notes and the March 2028 Notes) in the event that, subject to certain exceptions, the Notes cease to have an investment grade rating and the Fund’s minimum secured debt ratio exceeds certain thresholds. In addition, the Fund is obligated to offer to repay the Notes at par if certain change in control events occur. The Notes are general unsecured obligations of the Fund that rank pari passu with all outstanding and future unsecured, unsubordinated indebtedness issued by the Fund.

The Fund intends to use the net proceeds from this offering to repay existing debt.

The Note Purchase Agreement contains customary terms and conditions for senior unsecured notes issued in a private placement, including, without limitation, affirmative and negative covenants, such as information reporting, maintenance of the Fund’s status as a business development company within the meaning of the Investment Company Act of 1940, as amended, a minimum consolidated net worth test and a minimum asset coverage ratio. The Note Purchase Agreement also contains customary events of default with customary cure and notice periods, including, without limitation, nonpayment, incorrect representation in any material respect, breach of covenant, cross-default under other indebtedness of the Fund or subsidiary guarantors, certain judgements and orders, and certain events of bankruptcy.

The Notes were offered in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not and will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, as applicable.

In connection with the March 2026 Notes and March 2028 Notes, the Fund entered into interest rate swaps to more closely align the interest rates of the Fund’s liabilities with the Fund’s investment portfolio, which consists of predominately floating rate loans. Under the interest rate swap agreement related to the March 2026 Notes, the Fund receives a fixed interest rate of 8.12% per annum and pays a floating interest rate of SOFR + 3.761% per annum on $276 million of the March 2026 Notes. Under the interest rate swap agreement related to the March 2028 Notes, the Fund receives a fixed interest rate of 8.18% per annum and pays a floating interest rate of SOFR + 4.241% per annum on $124 million of the March 2028 Notes. The Fund designated each interest rate swap as the hedging instrument in a qualifying hedge accounting relationship.

The information on this Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The description above is only a summary of the material provisions of the Note Purchase Agreement and is qualified in its entirety by reference to the copy of the Note Purchase Agreement which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference thereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1*	Master Note Purchase Agreement, dated March 15, 2023, by and among HPS Corporate Lending Fund and the Purchasers party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, HPS Corporate Lending Fund has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HPS CORPORATE LENDING FUND

Date: March 20, 2023	By:	/s/ Yoohyun K. Choi
	Name:	Yoohyun K. Choi
	Title:	Secretary